               Prospectus Supplement filed under Rule 424(b)(3)
                                     Registration No. 333-73301

                             Prospectus Supplement

          The Prospectus dated July 1, 1999, relating to the offering for resale of 1,201,154 shares of Common Stock of True North Communications Inc., a form of which was filed with the Securities and Exchange Commission on July 9, 1999, and which was supplemented on July 16, 1999 (the "July 16 Supplement") is hereby supplemented to amend and include the following information in the "Selling Stockholders" table:

                                                                                     Number of Shares to be
                                                                                         Beneficially Owned
                                 Number of Shares                                           After Offering,
Name of Selling                Beneficially Owned          Maximum Number of            Assuming All Shares
Stockholder                 Prior to the Offering       Shares to be Offered        Offered are Distributed
----------------------      ---------------------      ---------------------        -----------------------
Theodore H. Pincus                           0/1/                    531,087                              0
Trustee of the Theodore
H. Pincus Declaration of
Trust Dated 6/10/92
Georgica Partners                      111,200/1/                     74,600                     111,200/2/
Ralco Inc.                               2,300/1/                      1,500                       2,300/2/
Geo-Valor Ltd.                           4,600/1/                      3,100                       4,600/2/
Brown University                        15,200/1/                     10,200                      15,200/2/
The Georgica                             9,600/1/                      6,400                       9,600/2/
 International Fund
 Limited
Oak Foundation USA                       6,300/1/                      4,200                       6,300/2/
 Inc.

              This Prospectus Supplement is dated July 22, 1999.


--------------------------
     /1/ Subsequent to the commencement of the Offering, Theodore H. Pincus, Trustee of the Theodore H. Pincus Declaration of Trust Dated 6/10/92 transferred 100,000 of the 631,087 shares held by the Trust as provided in the July 16 Supplement to each of the other Selling Stockholders listed above in the respective amounts listed in the column captioned "Maximum Number of Shares to be Offered" opposite each such Selling Stockholder's name.

     /2/ Assumes that there are not any sales by the Selling Stockholders of the shares of True North common stock beneficially owned by them prior to the commencement of the Offering.